Exhibit 107

Calculation of Filing Fee Tables

Schedule TO
SIGMATRON INTERNATIONAL, INC.
(Name of Subject Company (Issuer))

TRANSOM AXIS MERGERSUB, LLC
(Names of Filing Persons (Offeror))
a direct wholly owned subsidiary of

TRANSOM AXIS ACQUIRECO, LLC
(Names of Filing Persons (Parent of Offeror))
a direct wholly owned subsidiary of

TRANSOM AXIS HOLDCO, INC.
TRANSOM AXIS TOPCO, LLC
TRANSOM CAPITAL FUND IV, L.P.
(Names of Filing Persons (Other Persons))

(Names of Filing Persons (identifying status as offeror, issuer or other person))

Table 1-Transaction Valuation

	Transaction Valuation*	Fee rate	Amount of Filing Fee**
Fees to Be Paid	$22,908,973.56	0.0001531	$3,507.36
Fees Previously Paid	$0		$0
Total Transaction Valuation	$22,908,973.56
Total Fees Due for Filing			$3,507.36
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$3,507.36

*
Estimated solely for purposes of calculating the amount of the filing fee only. The transaction valuation was calculated by adding (a) the product of (i) $3.02, the purchase price per share (the “Offer Price”) of SigmaTron International, Inc. (“SGMA”) common stock, par value $0.01 per share (each such share, a “Share”), net to the stockholder in cash, without interest and less any applicable tax withholding, and (ii) 6,119,228 Shares issued and outstanding, (b) the product of (i) 30,000 Shares issuable pursuant to outstanding options with an exercise price less than the Offer Price and (ii) $0.09, the difference between the Offer Price and $2.93, the weighted average exercise price for such options, and (c) the product of 1,470,500 shares of common stock underlying outstanding warrants, and $3.01, which is the difference between the Offer Price and the weighted average exercise price of $0.01 per share of the underlying outstanding warrants. The calculation of the filing fee is based on information provided by SGMA as of June 24, 2025.

**
The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory for Fiscal Year 2025, issued August 20, 2024 and effective on October 1, 2024, by multiplying the transaction value by 0.00015310.